UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

Information Statement Pursuant to Rules 13d-1 and 13d-2

Under the Securities Exchange Act of 1934

(Amendment No.     )*

CooTek (Cayman) Inc.

(Name of Issuer)

Class A Ordinary Shares, par value $0.00001 per share

(Title of Class of Securities)

G2490L 109**

(CUSIP Number)

December 31, 2018

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

**	This CUSIP number applies to the Issuer’s American depositary shares, each representing fifty Class A Ordinary Shares.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. G2490L 109	SCHEDULE 13G	Page 2 of 10 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL CHINA GF HOLDCO III-A, LTD. (“SCCGF HOLDCO III-A”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 555,204,772 shares
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 555,204,772 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 555,204,772 shares[1]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 18.8%[2]
12	TYPE OF REPORTING PERSON OO

[1]	Includes (i) 534,404,772 Class A Ordinary Shares and (ii) 20,800,000 Class A Ordinary Shares represented by 416,000 American Depositary Shares.
[2]

Based on a total of 2,949,607,236 shares outstanding following completion of the Issuer’s initial public offering, as reported in the Issuer’s prospectus filed with the Securities and Exchange Commission on September 28, 2018.

CUSIP No. G2490L 109	SCHEDULE 13G	Page 3 of 10 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL CHINA GROWTH FUND III, L.P. (“SCCGF III”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 555,204,772 shares, of which 555,204,772 shares are directly owned by SCCGF HOLDCO III-A. SCCGF HOLDCO III-A is wholly owned by SCCGF III.
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 555,204,772 shares, of which 555,204,772 shares are directly owned by SCCGF HOLDCO III-A. SCCGF HOLDCO III-A is wholly owned by SCCGF III.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 555,204,772 shares[1]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 18.8%[2]
12	TYPE OF REPORTING PERSON PN

[1]	Includes (i) 534,404,772 Class A Ordinary Shares and (ii) 20,800,000 Class A Ordinary Shares represented by 416,000 American Depositary Shares.
[2]

Based on a total of 2,949,607,236 shares outstanding following completion of the Issuer’s initial public offering, as reported in the Issuer’s prospectus filed with the Securities and Exchange Commission on September 28, 2018.

CUSIP No. G2490L 109	SCHEDULE 13G	Page 4 of 10 Pages

1	NAME OF REPORTING PERSON SC CHINA GROWTH III MANAGEMENT, L.P. (“SCCG III MGMT”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

SHARED VOTING POWER

555,204,772 shares, of which 555,204,772 shares are directly owned by SCCGF HOLDCO III-A. SCCGF III wholly owns SCCGF HOLDCO III-A. SCCG III MGMT is the General Partner of SCCGF III.

	7	SOLE DISPOSITIVE POWER 0
	8

SHARED DISPOSITIVE POWER

555,204,772 shares, of which 555,204,772 shares are directly owned by SCCGF HOLDCO III-A. SCCGF III wholly owns SCCGF HOLDCO III-A. SCCG III MGMT is the General Partner of SCCGF III.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 555,204,772 shares[1]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 18.8%[2]
12	TYPE OF REPORTING PERSON PN

[1]	Includes (i) 534,404,772 Class A Ordinary Shares and (ii) 20,800,000 Class A Ordinary Shares represented by 416,000 American Depositary Shares.
[2]

Based on a total of 2,949,607,236 shares outstanding following completion of the Issuer’s initial public offering, as reported in the Issuer’s prospectus filed with the Securities and Exchange Commission on September 28, 2018.

CUSIP No. G2490L 109	SCHEDULE 13G	Page 5 of 10 Pages

1	NAME OF REPORTING PERSON SC CHINA HOLDING LIMITED (“SCC HOLD”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

SHARED VOTING POWER

555,204,772 shares, of which 555,204,772 shares are directly owned by SCCGF HOLDCO III-A. SCCGF III wholly owns SCCGF HOLDCO III-A. SCCG III MGMT is the General Partner of SCCGF III. SCC HOLD is the General Partner of SCCG III MGMT.

	7	SOLE DISPOSITIVE POWER 0
	8

SHARED DISPOSITIVE POWER

555,204,772 shares, of which 555,204,772 shares are directly owned by SCCGF HOLDCO III-A. SCCGF III wholly owns SCCGF HOLDCO III-A. SCCG III MGMT is the General Partner of SCCGF III. SCC HOLD is the General Partner of SCCG III MGMT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 555,204,772 shares[1]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 18.8%[2]
12	TYPE OF REPORTING PERSON OO

[1]	Includes (i) 534,404,772 Class A Ordinary Shares and (ii) 20,800,000 Class A Ordinary Shares represented by 416,000 American Depositary Shares.
[2]

Based on a total of 2,949,607,236 shares outstanding following completion of the Issuer’s initial public offering, as reported in the Issuer’s prospectus filed with the Securities and Exchange Commission on September 28, 2018.

CUSIP No. G2490L 109	SCHEDULE 13G	Page 6 of 10 Pages

1	NAME OF REPORTING PERSON SNP CHINA ENTERPRISES LIMITED (“SNP”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION BRITISH VIRGIN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

SHARED VOTING POWER

555,204,772 shares, of which 555,204,772 shares are directly owned by SCCGF HOLDCO III-A. SCCGF III wholly owns SCCGF HOLDCO III-A. SCCG III MGMT is the General Partner of SCCGF III. SCC HOLD is the General Partner of SCCG III MGMT. SNP wholly owns SCC HOLD.

	7	SOLE DISPOSITIVE POWER 0
	8

SHARED DISPOSITIVE POWER

555,204,772 shares, of which 555,204,772 shares are directly owned by SCCGF HOLDCO III-A. SCCGF III wholly owns SCCGF HOLDCO III-A. SCCG III MGMT is the General Partner of SCCGF III. SCC HOLD is the General Partner of SCCG III MGMT. SNP wholly owns SCC HOLD.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 555,204,772 shares[1]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 18.8%[2]
12	TYPE OF REPORTING PERSON OO

[1]	Includes (i) 534,404,772 Class A Ordinary Shares and (ii) 20,800,000 Class A Ordinary Shares represented by 416,000 American Depositary Shares.
[2]

Based on a total of 2,949,607,236 shares outstanding following completion of the Issuer’s initial public offering, as reported in the Issuer’s prospectus filed with the Securities and Exchange Commission on September 28, 2018.

CUSIP No. G2490L 109	SCHEDULE 13G	Page 7 of 10 Pages

1	NAME OF REPORTING PERSON NEIL NANPENG SHEN (“NS”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION HONG KONG SAR

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

SHARED VOTING POWER

555,204,772 shares, of which 555,204,772 shares are directly owned by SCCGF HOLDCO III-A. SCCGF III wholly owns SCCGF HOLDCO III-A. SCCG III MGMT is the General Partner of SCCGF III. SCC HOLD is the General Partner of SCCG III MGMT. SNP wholly owns SCC HOLD. NS wholly owns SNP.

	7	SOLE DISPOSITIVE POWER 0
	8

SHARED DISPOSITIVE POWER

555,204,772 shares, of which 555,204,772 shares are directly owned by SCCGF HOLDCO III-A. SCCGF III wholly owns SCCGF HOLDCO III-A. SCCG III MGMT is the General Partner of SCCGF III. SCC HOLD is the General Partner of SCCG III MGMT. SNP wholly owns SCC HOLD. NS wholly owns SNP.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 555,204,772 shares[1]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 18.8%[2]
12	TYPE OF REPORTING PERSON IN

[1]	Includes (i) 534,404,772 Class A Ordinary Shares and (ii) 20,800,000 Class A Ordinary Shares represented by 416,000 American Depositary Shares.
[2]

Based on a total of 2,949,607,236 shares outstanding following completion of the Issuer’s initial public offering, as reported in the Issuer’s prospectus filed with the Securities and Exchange Commission on September 28, 2018.

CUSIP No. G2490L 109	SCHEDULE 13G	Page 8 of 10 Pages

ITEM 1.

(a) Name of Issuer:

CooTek (Cayman) Inc.

(b) Address of Issuer’s Principal Executive Offices:

Building 7, No. 2007 Hongmei Road

Xuhui District, Shanghai 201103

People’s Republic of China

ITEM 2.

(a) Name of Persons Filing:

Sequoia Capital China GF Holdco III-A, Ltd.

Sequoia Capital China Growth Fund III, L.P.

SC China Growth III Management, L.P.

SC China Holding Limited

SNP China Enterprises Limited

Neil Nanpeng Shen

SCCGF HOLDCO III-A is wholly owned by SCCGF III. The General Partner of SCCGF III is SCCG III MGMT. The General Partner of SCCG III MGMT is SCC HOLD. SCC HOLD is wholly owned by SNP, a company wholly owned by NS.

(b) Address of Principal Business Office or, if none, Residence:

2800 Sand Hill Road, Suite 101

Menlo Park, CA 94025

(c) Citizenship:

SCCGF HOLDCO III-A, SCCGF III, SCCG III MGMT, SCC HOLD: Cayman Islands

SNP: British Virgin Islands

NS: Hong Kong SAR

(d) CUSIP Number:

G2490L 109

ITEM 3.

If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

NOT APPLICABLE

ITEM 4.	OWNERSHIP

SEE ROWS 5 THROUGH 11 OF COVER PAGES

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

CUSIP No. G2490L 109	SCHEDULE 13G	Page 9 of 10 Pages

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

NOT APPLICABLE

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

NOT APPLICABLE

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

NOT APPLICABLE

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP.

NOT APPLICABLE

ITEM 10.	CERTIFICATION

NOT APPLICABLE

CUSIP No. G2490L 109	SCHEDULE 13G	Page 10 of 10 Pages

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2019

Sequoia Capital China GF Holdco III-A, Ltd.

By:	Sequoia Capital China Growth Fund III, L.P.
its Member

By:	SC China Growth III Management, L.P.
its General Partner

By:	SC China Holding Limited
its General Partner

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen, Authorized Signatory

Sequoia Capital China Growth Fund III, L.P.

By:	SC China Growth III Management, L.P.
its General Partner

By:	SC China Holding Limited
its General Partner

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen, Authorized Signatory

SC China Growth III Management, L.P.

By:	SC China Holding Limited
its General Partner

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen, Authorized Signatory

SC China Holding Limited

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen, Authorized Signatory

SNP China Enterprises Limited

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen, Authorized Signatory

Neil Nanpeng Shen

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen